Exhibit 8.2
ELVINGER, HOSS & PRUSSEN
AVOCATS A LA COUR

To the Board of Directors of Adecoagro S.A.

13-15 Avenue de la Liberté L-1931, Luxembourg

Luxembourg, 13 January 2011

O/Ref.:      TH/PP/th
Re:            Adecoagro S.A. - F1 Registration Statement - Taxation Luxembourg
Ladies and Gentlemen:
     We are acting as Luxembourg counsel for Adecoagro S.A., société anonyme, having its registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, registered with the Registre de Commerce et des Sociétés under number R.C.C. Luxembourg: B 153.681, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the US Securities Act of 1933, as amended, relating to the offering of share of the Company.
     We hereby confirm that the discussion set forth under the caption “Taxation — Material Luxembourg Tax Considerations for Holders of Shares”, in the prospectus of the Company with respect to the Shares of the Company, which is part of the Company’s Registration Statement filed on this date, is our opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” and “Taxation” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Very truly yours, Elvinger, Hoss & Prussen /s/ Toinon Hoss Toinon Hoss